Filed pursuant to Rule 433(d)
Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

Principal Protected BRIC Notes Due April 8, 2008
Final Term Sheet

Aggregate Principal Amount:	$12,451,000

Trade Date:	May 14, 2007

Issue Date:	May 29, 2007

Maturity Date:	April 8, 2008 (subject to the modified following business day convention (unadjusted))

Initial Issue Price:	100.00%

Underwriting commission:	0.25%

Proceeds to Issuer:	99.75%

CCY Initial spot exchange rates:	BRL per USD = 2.0120
RUB per USD = 25.785
INR per USD = 40.75
CNY per USD = 7.6775

Determination Date:	March 27, 2008 (subject to the following business day convention (unadjusted))

CUSIP:	00254ECK6

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.